Exhibit 99.1

For Immediate Release

Investors:

David K. Waldman/Klea K. Theoharis

Crescendo Communications, LLC

Tel: (212) 671-1020

INFUSYSTEM HOLDINGS APPOINTS SEAN M. WHELAN, CPA

AS CHIEF FINANCIAL OFFICER

New York, November 5, 2007 — InfuSystem Holdings, Inc. (OTCBB: HAPN, HAPNW, HAPNU), the leading provider of ambulatory infusion pump services for administering chemotherapy, today announced the appointment of Sean M. Whelan, CPA, to the position of chief financial officer. Mr. Whelan replaces Erin Enright who held the position through the successful completion of the InfuSystem acquisition.

Prior to joining InfuSystem, Mr. Whelan held senior finance positions with Ford Motor Company since 1996. Most recently, he served as accounting director for Automotive Components Holdings, LLC, a subsidiary of Ford Motor Company, where he had direct oversight, financial and divestiture responsibility for the $5.0 billion entity. During 2005, he led the due diligence effort and overall acquisition accounting pertaining to Ford’s acquisition of Visteon’s 24 North American facilities. Mr. Whelan also held senior treasury roles at Ford Motor Company, where he was responsible for managing the interest rate risk and funding strategy for Ford Credit, with over $150 billion in assets. Prior to joining Ford Motor Company, Mr. Whelan was employed as a senior auditor for Deloitte & Touche, LLP from 1992 to 1995. Mr. Whelan has a Bachelor of Business Administration degree and a Master of Accounting degree, both from the University of Michigan Ross School of Business. Mr. Whelan received his CPA certificate in 1995, his Certified Internal Auditor certificate in 1996 and has been 6-Sigma Black Belt certified since 2000.

Sean McDevitt, chairman of InfuSytem Holdings, stated, “Sean’s exposure to all aspects of corporate finance, his leadership skills and hands-on approach make him a terrific fit for InfuSystem. Sean has a proven track record at improving operational efficiencies, as well as evaluating and integrating acquisitions. We are honored to welcome Sean aboard at such an exciting time and look forward to his valuable contributions to the company.”

Mr. Whelan commented, “I welcome the opportunity to serve as chief financial officer of InfuSystem Holdings and look forward to contributing to the team effort as we promote the benefits of ambulatory infusion pump services. I believe the company has a solid business plan in place to increase market penetration and expand its industry leading services into additional cancer markets and I am pleased to be a part of this important mission.”

About InfuSystem Holdings, Inc.

InfuSystem provides external ambulatory infusion pump services to doctors and their patients allowing for the gradual delivery of a drug over a period of days in the privacy of one’s home, rather than higher dose treatments, as is the case of chemotherapy administered in a hospital setting or doctor’s office.

Forward-Looking Statements

Except for the historical information contained herein, the matters discussed in this press release are forward-looking statements that involve risks and uncertainties that could cause actual results to differ materially from those predicted by such forward-looking statements. These risks and uncertainties include general economic conditions, as well as other risks detailed from time to time in InfuSystem’s publicly filed documents.

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